SOFTWARE PURCHASE AGREEMENT

This Software Purchase Agreement (the "Agreement") is made by and between Herol Gaibin (the "Seller") and AIS Japan Co., Ltd., a Japan Corporation (the "Buyer").

1. RECITALS

A. Seller owns all right, title, and interest in and to that certain software identified as “Cryptocurrency Trading System” (the "Software");

B. Seller desires to sell, assign, grant, convey, and transfer the Software to Buyer, and Buyer desires to buy and acquire the Software, in accordance with the terms and conditions of this agreement:

2. PURCHASE PRICE

Purchase price for the Software shall be 2,000,000 JPY including sales tax.

3. PAYMENT

The Purchaser shall pay into the bank account designated by the Seller as follows. Bank charges shall be paid by the Purchaser:

A. Within seven (7) days from the date of the Agreement 1,000,000 JPY

B. Within seven (7) days from the date of the delivery 1,000,000 JPY

4. DELIVERY

The date of delivery shall be February 28, 2018.

5. TRANSFER OF COPYRIGHTS

All Copyright interests owned or claimed by Seller shall be transferred to the Software on the date of delivery.

6. INSPECTION

6-1 The Purchaser shall conduct an inspection within five (5) days from the date of delivery.

6-2 If there is any difference between the delivered Software and the specifications, the Purchaser shall notice the Seller for the period in the preceding.

6-3 If the Seller received a notice in the preceding, the Seller shall repair and deliver to the Seller immediately.

6-4 If doubt arises against the notice in the preceding, each party shall resolve by mutual consultation faithfully.

6-5 When the inspection period in the preceding elapses without any notice, the inspection shall be passed.

7. DEFECT LIABILITY

If any defect is found after the receipt of the Software, the Purchaser may claim repairment to the Seller within one month from the date of delivery.

8. MUTUAL CONSULTATION

If matters which are not covered by this Agreement and Separate Agreements or doubts about interpretation of terms or conditions arise, each party shall resolve by mutual consultation faithfully.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

January 31, 2018

Buyer:

/s/ Takehiro Abe

AIS Japan Co., Ltd

2-18-9, Yobitsugi, Minami-ku, Nagoya-shi, Aichi, Japan

Takehir Abe, President

Seller:

/s/ Herol Gaibin

5-17-17, Chuo, Nakano-ku, Tokyo, Japan